SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 22, 2007

Date of Report (Date of earliest event reported)

SUN COMMUNITIES, INC.

(Exact Name of Registrant as Specified in its Charter)

MARYLAND

(State or Other Jurisdiction of Incorporation)

1-12616	38-2730780
(Commission File Number)	(IRS Employer Identification No.)

27777 FRANKLIN ROAD

SUITE 200

SOUTHFIELD, MI 48034

(Address of Principal Executive Office) (Zip Code)

248-208-2500

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d)

Effective May 22, 2007, the Board of Directors, or the Board, of Sun Communities, Inc. (the “Company”) increased the number of members of the Board from seven (7) to eight (8) and appointed Stephanie W. Bergeron to serve as a director of the Company until the annual meeting of the Company’s stockholders to be held in 2010 or until her successor is elected and qualifies. In addition, Ms. Bergeron has been appointed to the Company’s Audit Committee.

Stephanie W. Bergeron, age 53, is the President and Chief Executive Officer of Walsh College, a premier non-profit institution that offers a broad range of innovative business and technology degrees and programs at three campuses and on line. Additionally, Ms. Bergeron serves as President and Chief Executive Officer of Bluepoint Partners, LLC, a firm providing financial consulting services with an emphasis on business processes, capital structure and financial planning and analysis. From December 1998 to December 2003, Ms. Bergeron served as Vice President and Treasurer and then Senior Vice President-Corporate Financial Operations of The Goodyear Tire & Rubber Company. Prior to joining Goodyear, Ms. Bergeron was a Vice President and Assistant Treasurer of DaimlerChrysler Corporation. In addition, since October 2006, Ms. Bergeron has served as a director and member of the Audit Committee of Superior Essex Inc. (NASDAQ: SPSX).

There is no agreement or understanding between Ms. Bergeron and any other person pursuant to which she was appointed to the Board and Ms. Bergeron has not had any transactions with the Company or any of its subsidiaries, and there is no family relationship among the Company’s officers and directors and Ms. Bergeron.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Sun Communities, Inc.
Date: May 24, 2007	By:	/s/ Jeffrey P. Jorissen Jeffrey P. Jorissen, Executive Vice President, Treasurer, Chief Financial Officer, and Secretary